Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G dated November 16, 2015 (including amendments thereto) with respect to the Common Stock, $0.001 par value, of Amedisys, Inc.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated:  November 16, 2015

North Tide Capital Master, LP

By:	North Tide Capital GP, LLC its General Partner

By:	/s/ Conan Laughlin
Conan Laughlin, Manager

North Tide Capital, LLC

By:	/s/ Conan Laughlin
Conan Laughlin, Manager

/s/ Conan Laughlin
Conan Laughlin, Individually